EXHIBIT (a)(5)(C)

Historical Returns Class A LP Capital and Retired GP Capital

See Limited Partnership (LP) Information Main Page

The table below summarizes historical annual returns on Class A LP Capital and retired GP Capital for the past 20 calendar years. Over this period:

•	returns on Class A LP Capital included a fixed 7 1⁄2% annual payment and a variable return; and

•	returns on retired GP Capital were fully variable.

Class B LP Capital will first be issued in 2027, so it has no historical return information. Unlike Class A LP Capital, Class B LP Capital does not include a fixed annual payment. Returns on Class B LP Capital will be fully variable and will depend on the firm’s profitability.

Beginning in 2027, returns on Class B LP Capital and retired GP Capital will be calculated using the same methodology. As a result, the historical retired GP Capital returns shown below may provide helpful context in understanding how returns on Class B LP Capital are expected to be calculated. Future returns, however, will depend on the firm’s profitability, are not guaranteed and may differ significantly from historical results.

If you have been offered the opportunity to acquire Class B LP Capital, review the offering documents for a summary of its key terms and features. For the complete terms of the Class B LP Capital, refer to the firm’s Partnership Agreement.

Historical Annual Returns for Class A LP Capital and Retired GP Capital

Historical Return Range (2006-2025)

Capital Type	Historical Range
Class A LP Capital	13.4% -24.4%
Retired GP Capital	11.9% -32.4%

Historical Annual Returns for Class A LP Capital and Retired GP Capital

Year	Return on Class A LP Capital	Return on Retired GP Capital
2006*	22.9%	28.8%
2007	24.1%	30.3%
2008	16.1%	16.7%
2009*	13.4%	11.9%
2010	17.1%	19.3%
2011	18.0%	20.1%
2012	18.5%	21.2%
2013	19.6%	24.0%
2014	20.4%	25.8%
2015	20.6%	25.1%
2016	18.6%	21.1%
2017	19.6%	23.3%
2018	20.3%	24.9%
2019	20.7%	24.7%
2020	22.3%	27.6%
2021	24.4%	32.4%

Historical Annual Returns for Class A LP Capital and Retired GP Capital

Year	Return on Class A LP Capital	Return on Retired GP Capital
2022	21.1%	26.7%
2023	22.0%	27.1%
2024	23.9%	30.0%
2025	23.5%	29.3%

Returns for years marked with an “*” do not include the impact of certain unusual items in those years. This information is derived from the firm’s audited consolidated financial statements and should be read in connection with the firm’s periodic filings as filed from time to time with the SEC.

The historical returns shown above are provided for informational purposes only and are not intended to predict future returns on any Class A Capital, Class B Capital or retired GP Capital.

Other than the fixed 7 1⁄2% annual payment on Class A LP Capital, returns on Class A LP Capital, Class B LP Capital and retired GP Capital depend on the profitability of the firm, which cannot be predicted. Market downturns and other business factors may significantly affect future returns. See the risk factors described in the firm’s filings with the SEC from time to time for certain risks that may adversely affect returns.

As a result of amendments to the Partnership Agreement adopted in 2025:

•	The methodology used to calculate distributions on retired GP Capital has changed, in part, from the methodology used for the years included in the periods shown above.

•	The calculation of variable returns on Class A LP capital has been adjusted to maintain the economic position of Class A LP Capital as it existed prior to the introduction of Class B LP Capital.

Forward-Looking Statements

This document contains or incorporates by reference certain statements that are, or may be considered to be, forward-looking statements within the meaning of United States (U.S.) securities laws. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “project,” “will,” “should,” “plan,” and other expressions which predict or indicate future events and trends and which do not relate to historical matters. You should not rely on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the firm. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the firm to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause differences between forward-looking statements and actual events include, but are not limited to, the following: (1) general economic conditions, including inflation, an economic downturn, a recession or volatility in the U.S. and/or global securities markets, actions of the U.S. Federal Reserve and/or central banks outside of the U.S. and economic effects of international geopolitical conflicts, tariffs and other trade restrictions, the U.S. federal debt ceiling, widespread health epidemics or pandemics or other major world events; (2) actions of competitors; (3) the firm’s ability to attract and retain qualified financial advisors and other employees; (4) changes in interest rates; (5) regulatory actions; (6) changes in legislation or regulation, including changes in tax laws; (7) litigation; (8) the ability of clients, other broker-dealers, banks, depositories and clearing organizations to fulfill contractual obligations; (9) changes in technology, including artificial intelligence, and other technology- related risks; (10) a fluctuation or decline in the fair value of securities; and (11) the risks discussed the firm’s periodic filings with the SEC.

These forward-looking statements were based on information, plans, and estimates as of the date of this document, and the firm does not undertake to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.